UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)
of the Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): April 20, 2022

Kronos Bio, Inc.
(Exact name of registrant as specified in its charter)

Delaware	001-39592	82-1895605
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)
1300 So. El Camino Real, Suite 400
San Mateo, California 94402
(Address of principal executive offices including zip code)
Registrant’s telephone number, including area code: (650) 781-5200
N/A
(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))
Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock, $0.001 par value per share	KRON	The Nasdaq Stock Market LLC

Indicate by check mark whether the registrant is an emerging growth company as defined in as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 5.02    Other Events.

On April 20, 2022, the Compensation Committee of the Board of Directors of Kronos Bio, Inc. (the “Company”) adopted the Kronos Bio, Inc. Severance and Change in Control Plan (the “Plan”). The Plan provides for the payment of cash severance and extension of medical insurance coverage upon qualifying employment terminations, and additional severance benefits if such qualifying employment terminations occur in connection with a change in control of the Company. The Plan, which becomes effective immediately, applies to all executive officers of the Company, and allows the Company to achieve more consistency amongst the terms, conditions and definitions that apply to the severance arrangements of participants than was the case under individual offer letters and employment agreements. The Plan adopts the definition of change in control used by the Company’s 2020 Equity Incentive Plan, and defines a qualifying employment termination as occurring in connection with a change in control if it occurs within 12 months after the closing of a change in control transaction. The Plan provides for accelerated vesting of equity-based awards upon qualifying employment terminations if the sole requirement for vesting is the eligible employee’s continued service. However, the Plan does not provide for accelerated vesting of performance-based equity awards, which remain subject to the performance-based vesting conditions set forth in the applicable agreement governing such award.

The Company’s President and Chief Executive Officer, Norbert Bischofberger, Ph.D., Chief Financial Officer and Head of Corporate Development, Yasir Al-Wakeel, BM BCh, Chief Medical Officer and Executive Vice President, Clinical Development, Jorge DiMartino, M.D., Ph.D., Chief Scientific Officer, Christopher Dinsmore, Ph.D. and Chief Operating Officer and General Counsel, Barbara Kosacz, each have been designated as participants under the Plan. Under the Plan, upon a termination without “Cause” or a resignation for “Good Reason” (each as defined therein) not in connection with a change in control, Dr. Bischofberger is entitled to 12 months of base salary, 12 months of medical insurance coverage, and accelerated vesting of equity-based awards if the sole requirement for vesting is continued service. Upon a termination without Cause or resignation for Good Reason in connection with a change in control, Dr. Bischofberger is entitled to 18 months of base salary and target bonus, 18 months of medical insurance coverage, and accelerated vesting of equity-based awards if the sole requirement for vesting is continued service. Upon a termination without Cause or a resignation for Good Reason not in connection with a change in control, Drs. Al-Wakeel, DiMartino and Dinsmore and Ms. Kosacz are entitled to 9 months of base salary and medical insurance coverage. Upon a termination without Cause or resignation for Good Reason in connection with a change in control, Drs. Al-Wakeel, DiMartino and Dinsmore and Ms. Kosacz are entitled to 12 months of base salary and target bonus, 12 months of medical insurance coverage, and accelerated vesting of equity-based awards if the sole requirement for vesting is continued service. The cash severance and medical insurance coverage extension provided under the Plan replace and supersede the corresponding benefits to which each of Drs. Bischofberger, Al-Wakeel, DiMartino and Dinsmore and Ms. Kosacz were entitled under his or her employment agreement with the Company.

The foregoing description of the Plan does not purport to be complete and is qualified in its entirety by reference to the full text of the Plan, a copy of which is filed as Exhibit 10.1 to this Current Report on Form 8-K and is incorporated herein by reference.

Item 9.01	Financial Statements and Exhibits.

(d) Exhibits

Exhibit No.	Description
10.1	Kronos Bio, Inc. Severance and Change in Control Plan
104	The cover page of this report has been formatted in Inline XBRL.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

KRONOS BIO, INC.

Dated: April 21, 2022	By:	/s/ Norbert Bischofberger
Norbert Bischofberger, Ph.D.
President and Chief Executive Officer